February 2011 Filed pursuant to Rule 433 dated February 3, 2011 relating to Preliminary Pricing Supplement No. 651 dated February 2, 2011 to Registration Statement No. 333-156423
STRUCTURED INVESTMENTS
Opportunities in Equities, Commodities and Bonds

Multi-Asset Allocation Market Linked Notes due February    , 2018
Based on the Performance of a Basket Composed of the S&P 500® Index, the Dow Jones-UBS Commodity IndexSM and
the Barclays Capital U.S. Aggregate Bond Index
The Multi-Asset Allocation Market Linked Notes due February    , 2018 (the “notes”) offer at maturity the stated principal amount and a supplemental redemption amount, if any, reflecting 100% of any appreciation in the basket consisting of equity, commodity and bond indices, as measured on the determination date.  The weighting for each basket index is not set at the beginning of the term of the notes.  Instead, in measuring the performance of the basket as a whole, the basket index with the best performance will be assigned a weighting of 55%, the basket index with the second best performance will be assigned a weighting of 25% and the basket index with the worst performance will be assigned a weighting of 20%.  The notes are for investors who are concerned about principal risk and who are willing to forgo yield in exchange for the repayment of the principal amount at maturity and upside exposure to the underlying basket.  The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$10 per note
Stated principal amount:	$10 per note
Aggregate principal amount:	$
Pricing date:	February , 2011
Original issue date:	February , 2011 (3 business days after the pricing date)
Maturity date:	February , 2018
Interest:	None
Basket:	Basket indices	Bloomberg ticker symbol*	Initial value
	S&P 500® Index (the “equity index”)	SPX
	Dow Jones-UBS Commodity IndexSM (the “commodity index”)	DJUBS
	Barclays Capital U.S. Aggregate Bond Index (the “bond index”)	LBUSTRUU

*Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each basket index, the initial value and the final value will be determined as set forth under “Description of Notes—Initial Value” and “—Final Value” in the accompanying preliminary pricing supplement

Payment at maturity:	The payment at maturity per note will equal: $10 + supplemental redemption amount, if any In no event will the payment due at maturity be less than $10 per note.
Supplemental redemption amount:	(i) $10 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:	100%
Basket performance:
The sum of the performance values for each of the basket indices.  The performance value for each basket index will be (i) the final value for such basket index less its initial value, divided by such initial value times (ii) the applicable weighting.

Weightings:
The weighting for each basket index is not set at the beginning of the term of the notes and will instead be set on the determination date based on the relative performance of the basket indices against each other as follows: The basket index with the best performance will be assigned a weighting of 55%, the basket index with the second best performance will be assigned a weighting of 25% and the basket index with the worst performance will be assigned a weighting of 20%.

Initial value:
(i) In the case of the equity index and the bond index, the index closing value of such basket index on the pricing date and (ii) in the case of the commodity index, the official settlement price of the commodity index on the pricing date

Final value:
(i) In the case of the equity index and the bond index, the index closing value of such basket index on the determination date and (ii) in the case of the commodity index, the official settlement price of the commodity index on the determination date

Determination date:	February , 2018, subject to adjustment for non-index business days and certain market disruption events
CUSIP:	61760E309
ISIN:	US61760E3099
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per note	$10	$0.225	$9.775
Total	$	$	$

(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.225 for each note they sell.  For more information, see “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Preliminary Pricing Supplement No. 651 dated February 2, 2011
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at ww.w.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Multi-Asset Allocation Market Linked Notes due February    , 2018
Based on the Performance of a Basket Composed of the S&P 500® Index, the Dow Jones-UBS Commodity IndexSM and
the Barclays Capital U.S. Aggregate Bond Index

Investment Overview

Multi-Asset Allocation Market Linked Notes

The Multi-Asset Allocation Market Linked Notes due February    , 2018 Based on the Performance of a Basket Composed of the S&P 500® Index, the Dow Jones-UBS Commodity IndexSM and the Barclays Capital U.S. Aggregate Bond Index (the “notes”) provide investors with an opportunity to gain 100% exposure to any positive performance of a basket composed of broad-based equity, commodity and bond indices, as measured on the determination date.  If the basket has depreciated on the determination date, the investment will redeem for the stated principal amount, without any yield on your investment.  The weighting for each basket index is not set at the beginning of the term of the notes and will instead be set on the determination date based on the relative performance of the basket indices against each other as follows: The basket index with the best performance will be assigned a weighting of 55%, the basket index with the second best performance will be assigned a weighting of 25% and the basket index with the worst performance will be assigned a weighting of 20%.

Maturity:	7 years
Participation rate:	100%
Payment at maturity:	$10 + supplemental redemption amount; in no event will the payment due at maturity be less than $10 per note.
Supplemental redemption amount:	$10 x basket performance x participation rate; provided that the supplemental redemption amount will not be less than $0.
Interest:	None

Basket Overview

The basket consists of the S&P 500® Index, Dow Jones-UBS Commodity IndexSM and Barclays Capital U.S. Aggregate Bond Index.  For more information on the individual basket indices, see “Information about the Basket Indices” on page 15 of this document.

Basket Index Information as of January 28, 2011
	Bloomberg Ticker Symbol*	Current Basket Index Value	52 Weeks Ago	52 Week High	52 Week Low
S&P 500® Index	SPX	1,276.34	1,084.53	1,299.54 (on 1/27/2011)	1,022.58 (on 7/5/2010)
Dow Jones-UBS Commodity IndexSM	DJUBS	161.2900	130.0522	162.6079 (on 1/12/2011)	122.0239 (on 6/6/2010)
Barclays Capital U.S. Aggregate Bond Index	LBUSTRUU	1,642.6899	1,560.0500	1,677.1801 (on 11/4/2010)	1,555.6000 (on 2/18/2010)

*Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each basket index, the initial value and the final value will be determined as set forth under “Description of Notes—Initial Value” and “—Final Value” in the accompanying preliminary pricing supplement.

February 2011	Page 2

Multi-Asset Allocation Market Linked Notes due February    , 2018
Based on the Performance of a Basket Composed of the S&P 500® Index, the Dow Jones-UBS Commodity IndexSM and
the Barclays Capital U.S. Aggregate Bond Index

Key Investment Rationale

The notes offer 100% participation in any positive performance of the basket and provide for the repayment of principal at maturity regardless of the performance of the basket, subject to the credit risk of Morgan Stanley.

Repayment of principal	The notes offer investors 100% upside exposure to the basket while providing for repayment of the invested principal at maturity.
Access	The notes provide a measure of diversification of underlying asset class exposure.
Weightings set on the determination date
The weighting for each basket index is not set at the beginning of the term of the notes and is instead set on the determination date based on the relative performance of the basket indices against each other as follows:
The best performing basket index is weighted at 55%, the second best performing basket index at 25% and the worst performing basket index at 20%.

Best case scenario
The basket increases in value and, at maturity, the notes redeem for the sum of (i) the stated principal amount of $10 and (ii) a supplemental redemption amount representing 100% of the basket performance.

Worst case scenario	The basket declines in value or remains the same and, at maturity, the notes redeem for the stated principal amount of $10.

Summary of Selected Key Risks (see page 11)

¡	Unlike ordinary debt securities, the notes do not pay interest.

¡	You may not receive any supplemental redemption amount.

¡	The notes will not be listed on any securities exchange and secondary trading may be limited.

¡	Market price influenced by many unpredictable factors.

¡	The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.

¡	Changes in the value of one or more of the basket indices may offset each other.

¡	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

¡	Hedging and trading activity by our subsidiaries could potentially affect the value of the notes.

¡	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.

¡	Investments linked to commodities are subject to sharp fluctuations in commodity prices.

¡	Higher future prices of the commodities contracts underlying the commodity index relative to their current prices may adversely affect the value of the commodity index and the value of the notes.

¡	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the notes.

¡	Adjustments to any of the basket indices could adversely affect the value of the notes.

¡	An investment linked to the prices of fixed-income securities, such as the notes, is subject to significant risks, including interest rate-related and credit-related risks.

¡	Investing in the notes is not equivalent to investing in the basket indices.

February 2011	Page 3

Multi-Asset Allocation Market Linked Notes due February    , 2018
Based on the Performance of a Basket Composed of the S&P 500® Index, the Dow Jones-UBS Commodity IndexSM and
the Barclays Capital U.S. Aggregate Bond Index

Fact Sheet

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the accompanying preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, we will pay per note the stated principal amount of $10 plus a supplemental redemption amount, if any, based on 100% of the percentage appreciation, if any, in the value of the basket.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing Date	Original Issue Date (Settlement Date)	Maturity Date
February , 2011	February , 2011 (3 business days after the pricing date)	February , 2018, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley
Issue price:	$10 per note
Stated principal amount:	$10 per note
Denominations:	$10 per note and integral multiples thereof
Aggregate principal amount:	$
Interest:	None
Basket:	Basket indices	Bloomberg ticker symbol*	Initial value
	S&P 500® Index (the “equity index”)	SPX
	Dow Jones-UBS Commodity IndexSM (the “commodity index”)	DJUBS
	Barclays Capital U.S. Aggregate Bond Index (the “bond index”)	LBUSTRUU

*Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each basket index, the initial value and the final value will be determined as set forth under “Description of Notes—Initial Value” and “—Final Value” in the accompanying preliminary pricing supplement

Bull or bear notes:	Bull notes
Payment at maturity:	The payment at maturity per note will equal: $10 + supplemental redemption amount, if any In no event will the payment due at maturity be less than $10 per note.
Supplemental redemption amount:	(i) $10 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:	100%
Basket performance:
The sum of the performance values for each of the basket indices.  The performance value for each basket index will be (i) the final value for such basket index less its initial value, divided by such initial value times (ii) the applicable weighting.

Weightings:
The weighting for each basket index is not set at the beginning of the term of the notes and will instead be set on the determination date based on the relative performance of the basket indices against each other as follows: The basket index with the best performance will be assigned a weighting of 55%, the basket index with the second best performance will be assigned a weighting of 25% and the basket index with the worst performance will be assigned a weighting of 20%.

Initial value:
(i) In the case of the equity index and the bond index, the index closing value of such basket index on the pricing date and (ii) in the case of the commodity index, the official settlement price of the commodity index on the pricing date

Final value:
(i) In the case of the equity index and the bond index, the index closing value of such basket index on the determination date and (ii) in the case of the commodity index, the official settlement price of the commodity index on the determination date

Determination date:	February , 2018, subject to adjustment for non-index business days and certain market disruption events
Postponement of maturity date:
If the determination date for any basket index is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following such determination date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 11.

February 2011	Page 4

Multi-Asset Allocation Market Linked Notes due February    , 2018
Based on the Performance of a Basket Composed of the S&P 500® Index, the Dow Jones-UBS Commodity IndexSM and
the Barclays Capital U.S. Aggregate Bond Index

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	61760E309
ISIN:	US61760E3099
Minimum ticketing size:	$1,000 / 100 notes
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on January 24, 2011, the “comparable yield” for the notes would be a rate of 4.8004% per annum, compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $10) would consist of a single projected amount equal to $13.9418 due at maturity.  You should read the discussion under “United States Federal Taxation – Tax Consequences to U.S. Holders – Notes – Optionally Exchangeable Notes” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that would be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2011	$0.1667	$0.1667
July 1, 2011 through December 31, 2011	$0.2440	$0.4107
January 1, 2012 through June 30, 2012	$0.2499	$0.6606
July 1, 2012 through December 31, 2012	$0.2559	$0.9165
January 1, 2013 through June 30, 2013	$0.2620	$1.1785
July 1, 2013 through December 31, 2013	$0.2683	$1.4468
January 1, 2014 through June 30, 2014	$0.2747	$1.7215
July 1, 2014 through December 31, 2014	$0.2813	$2.0028
January 1, 2015 through June 30, 2015	$0.2881	$2.2909
July 1, 2015 through December 31, 2015	$0.2950	$2.5859
January 1, 2016 through June 30, 2016	$0.3021	$2.8880
July 1, 2016 through December 31, 2016	$0.3093	$3.1973
January 1, 2017 through June 30, 2017	$0.3168	$3.5141
July 1, 2017 through December 31, 2017	$0.3244	$3.8385
January 1, 2018 through the Maturity Date	$0.1033	$3.9418

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amount of the payment that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor Trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	MS & Co.

February 2011	Page 5

Multi-Asset Allocation Market Linked Notes due February    , 2018
Based on the Performance of a Basket Composed of the S&P 500® Index, the Dow Jones-UBS Commodity IndexSM and
the Barclays Capital U.S. Aggregate Bond Index

Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in securities or commodities contracts underlying the basket indices, in futures or options contracts on the basket indices or their component securities listed on major securities markets, or instruments that we may wish to use in connection with such hedging.  Such purchase activity on or prior to the pricing date could increase the initial values of one or more of the basket indices, and therefore, could increase the values at which the respective basket indices must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the notes, including on the determination date, by purchasing and selling the securities or commodities contracts underlying the basket indices, futures or options contracts on the basket indices or their component securities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities, commodities contracts, futures or options contracts, or instruments on the determination date.  We cannot give any assurance that our hedging activities will not affect the value of the basket indices and, therefore, adversely affect the value of the basket indices on the determination date or the payment that you will receive at maturity.  For further information on our use of proceeds and hedging, see “Description of Notes––Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase,

February 2011	Page 6

Multi-Asset Allocation Market Linked Notes due February    , 2018
Based on the Performance of a Basket Composed of the S&P 500® Index, the Dow Jones-UBS Commodity IndexSM and
the Barclays Capital U.S. Aggregate Bond Index

holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the notes through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.225 for each note they sell.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:
MSSB clients may contact their local MSSB branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

February 2011	Page 7

Multi-Asset Allocation Market Linked Notes due February    , 2018
Based on the Performance of a Basket Composed of the S&P 500® Index, the Dow Jones-UBS Commodity IndexSM and
the Barclays Capital U.S. Aggregate Bond Index

Hypothetical Payouts on the Notes

At maturity, for each $10 stated principal amount of notes that you hold, you will receive the stated principal amount of $10 plus a supplemental redemption amount, if any, calculated on the determination date as follows: (i) $10 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than zero.

In measuring the performance of the basket as a whole on the determination date, the basket index with the best performance will be assigned a weighting of 55%, the basket index with the second best performance will be assigned a weighting of 25% and the basket index with the worst performance will be assigned a weighting of 20%.

Below is one full example of how to calculate the basket performance based on the hypothetical data in the table below.  Following are two more examples of the calculation of the payment at maturity.

Example 1
Basket Index	Hypothetical Initial Value	Hypothetical Final Value	Hypothetical Percentage Change	Weighting	Hypothetical Performance Value
S&P 500 Index (“equity index”)	1,300	1,235	–5% (worst performance)	20%	–1.00%
Dow Jones-UBS Commodity Index (“commodity index”)	160	168	5% (2nd best performance)	25%	1.25%
Barclays Capital U.S. Aggregate Bond Index (“bond index”)	1,650	1,815	10% (best performance)	55%	5.50%

			Hypothetical basket performance:		5.75%

Basket performance = sum of performance values of each basket index

Performance value = [(final value - initial value) / initial value] x weighting
[(final equity index value – initial equity index value) / initial equity index value]  x  20%;
plus
[(final commodity index value – initial commodity index value) / initial commodity index value]  x  25%;
plus
[(final bond index value – initial bond index value) / initial bond index value]  x  55%;

So, using the hypothetical final values above:

Equity index =   [(1,235 – 1,300) / 1,300] x 20%  = –1.00%,
plus
Commodity index =  [(168 – 160) / 160] x 25%  = 1.25%,
plus
Bond index =  [(1,815 – 1,650) / 1,650] x 55%  = 5.50%,

Hypothetical basket performance   =   5.75%

February 2011	Page 8

Multi-Asset Allocation Market Linked Notes due February    , 2018
Based on the Performance of a Basket Composed of the S&P 500® Index, the Dow Jones-UBS Commodity IndexSM and
the Barclays Capital U.S. Aggregate Bond Index

Example 2: Basket performance is positive.
Basket Index	Hypothetical Initial Value	Hypothetical Final Value	Hypothetical Percentage Change	Weighting	Hypothetical Performance Value
Equity index	1,300	1,560	20% (best performance)	55%	11.00%
Commodity index	160	184	15% (2nd best performance)	25%	3.75%
Bond index	1,650	1,815	10% (worst performance)	20%	2.00%

			Hypothetical basket performance:		16.75%

Payment at maturity = $10 + supplemental redemption amount

Supplemental redemption amount   = $10 x basket performance x participation rate

   = $10   x   16.75%   x   100%   =   $1.675

The final payment at maturity per note will be $11.675, or the stated principal amount of $10 plus the supplemental redemption amount of $1.675.

Example 3: The basket performance is zero or negative.
Basket Index	Hypothetical Initial Value	Hypothetical Final Value	Hypothetical Percentage Change	Weighting	Hypothetical Performance Value
Equity index	1,300	1,313	1% (2nd best performance)	25%	0.25%
Commodity index	160	144	–10% (worst performance)	20%	–2.00%
Bond index	1,650	1,683	2% (best performance)	55%	1.10%

			Hypothetical basket performance:		–0.65%

Payment at maturity = $10 + supplemental redemption amount; provided that the supplemental redemption amount will not be less than $0.

Supplemental redemption amount = $10 x basket performance x participation rate

            = $10   x   – 0.65% (less than zero)  x   100%   =   $0

As the basket performance is less than 0%, the supplemental redemption amount will be zero and the total payment at maturity per note will equal only the $10 stated principal amount.

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the Barclays Capital U.S. Aggregate Bond Index

In the above example, two of the basket indices — the equity index and the bond index (with a combined weighting of 80% of the basket) — have each increased in value by 1% and 2%, respectively, from their initial values, but the commodity index has declined in value by 10%.  Accordingly, although two of the basket indices have increased in value, the significant decline in value of the third basket index offsets such increase and the basket performance is less than zero.  Therefore, the supplemental redemption amount will be zero and the payment at maturity per note will equal only the $10 stated principal amount.

While the weightings of the basket indices are set on the determination date in a way that is favorable to the investors (55% for the best performing basket index, 25% for the 2nd best performing basket index and 20% for the worst performing basket index), the basket performance can still be zero or negative if one or more of the basket indices decline in value over the term of the notes (or if none of the basket indices change in value).  If the basket performance is zero or negative, the payment at maturity will equal only the stated principal amount of $10 per note.

Please review the tables setting forth the historical performance of each of the basket indices for each calendar quarter in the period from January 1, 2006 through January 28, 2011 and related graphs under “Historical Information” beginning on page 16.  You cannot predict the future performance of any of the basket indices or of the basket as a whole, or whether increases in the values of any of the basket indices will be offset by decreases in the values of other basket indices, based on their historical performance.

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Multi-Asset Allocation Market Linked Notes due February    , 2018
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the Barclays Capital U.S. Aggregate Bond Index

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement and the accompanying prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the notes.

¡
Unlike ordinary debt securities, the notes do not pay interest.  The terms of the notes differ from those of ordinary debt securities in that we will not pay you interest on the notes.  Because of the variable nature of the supplemental redemption amount due at maturity, which may equal zero, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security.  The return of only the stated principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental redemption amount, if any, based on the performance of a basket consisting of an equity index, a commodity index and a bond index, with weightings of each basket index to be determined on the determination date based on the relative performance of the basket indices relative to each other.

¡	You may not receive any supplemental redemption amount. If the basket performance is zero or negative, you will receive only the stated principal amount of $10.

¡
The notes will not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

¡
Market price influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

• the levels of each of the basket indices at any time,

• the relative price performance of the basket indices at any time,

• the volatility (frequency and magnitude of changes in value) of the basket indices,

• interest and yield rates in the market,

•  geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the securities or commodities underlying the basket indices, or equity, commodities or bond markets generally, and that may affect the final value for each basket indices,

• the time remaining to the maturity of the notes,

• the dividend rate on the stocks underlying the equity index,

• trends of supply and demand for the commodities underlying the commodity index, at any time, and

• any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the stated principal amount of $10 per note if the basket indices at the time of sale are at or below their initial values or if market interest rates rise.  You cannot predict the future performance of any of the basket indices based on their historical performance.  The basket performance may be negative so that you will receive at maturity only the $10 stated principal amount of each note.  There can be no assurance that there will be

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Multi-Asset Allocation Market Linked Notes due February    , 2018
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the Barclays Capital U.S. Aggregate Bond Index

any positive basket performance over the term of the notes such that you will receive at maturity an amount in excess of the stated principal amount of the notes.

¡
The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

¡
Changes in the value of one or more of the basket indices may offset each other. Movements in the values of the basket indices may not correlate with each other.  At a time when the value of one or more of the basket indices increases, the value of one or more of the other basket indices may not increase as much, or may decrease.  Therefore, in calculating the basket performance, increases in the value of one or more of the basket indices may be moderated, or wholly offset, by lesser increases or decreases in the value of one or more of the other basket indices.

While the best performing basket index will be given the highest weight and the worst performing basket index the lowest weight, the basket performance can still be zero or negative if one or more of the basket indices decline in value over the term of the notes.  If the basket performance is zero or negative, you will receive at maturity only the stated principal amount of the notes.

You can review tables and graphs illustrating the historical performance of the basket indices for the period from January 1, 2006 through January 28, 2011 in “Historical Information” beginning on page 16.

You cannot predict the future performance of any of the basket indices, or of the basket as a whole, or whether increases in the value of any of the basket indices will be offset by lesser increases or decreases in the value of other basket indices based on their historical performance.

¡
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes in secondary market transactions will likely be lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

¡
Hedging and trading activity by our subsidiaries could potentially affect the value of the notes.  One or more of our subsidiaries expect to carry out hedging activities related to the notes (and to other instruments linked to the basket indices or their component securities or commodities), including trading in the securities underlying the equity and bond indices and in commodities underlying the commodity index as well as in other instruments related to the basket indices.  Some of our subsidiaries also trade the securities underlying the equity and bond indices, the futures contracts underlying the commodity index and other financial instruments related to the basket indices on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial values of one or more of the basket indices and, therefore, could increase the values at which the respective basket indices must close on the determination date before you would receive a payment at maturity that exceeds the stated principal amount of the notes.  Additionally, such hedging or trading activities during the term of the notes could adversely affect the values of the basket indices on the determination date, and, accordingly, the amount of cash you will receive at maturity.

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Multi-Asset Allocation Market Linked Notes due February    , 2018
Based on the Performance of a Basket Composed of the S&P 500® Index, the Dow Jones-UBS Commodity IndexSM and
the Barclays Capital U.S. Aggregate Bond Index

¡
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.  As calculation agent, MS & Co. will determine the initial value and final value of each basket index and the basket performance, and will calculate the supplemental redemption amount, if any, you will receive at maturity.  Determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or the value of any basket index in the event of a market disruption event, may adversely affect the payout to you at maturity.

¡
Investments linked to commodities are subject to sharp fluctuations in commodity prices.  Investments linked to the prices of commodities, such as the notes, are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the official settlement price of the commodity index and the value of your notes in varying and potentially inconsistent ways.  As a result of these or other factors, the price of the commodity index may be, and has recently been, volatile (see “Historical Information” beginning on page 16).

¡
Higher future prices of the commodities contracts underlying the commodity index relative to their current prices may adversely affect the value of the commodity index and the value of the notes.  The commodity index is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that underlie the commodity index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in August may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  However, commodities may trade in “contango” markets at any given time.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The presence of contango and absence of backwardation in the commodity markets would result in negative “roll yields,” which could adversely affect the value of the commodity index and, accordingly, the value of the notes.

¡
Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the notes.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the commodity index and, therefore, the value of the notes.

¡
Adjustments to any of the basket indices could adversely affect the value of the notes.  The publishers of the equity index, the commodity index and the bond index can add, delete or substitute the securities or commodity contracts, as applicable, underlying each such index or make other methodological changes that could change the value of such index.  Any of these actions could adversely affect the value of the notes.  In addition, the index publishers may discontinue or suspend calculation or publication of the equity index, the commodity index or the bond index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that it determines to be comparable to the discontinued index, and is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, the payout at maturity on the notes will be an amount based on the value of the securities

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Multi-Asset Allocation Market Linked Notes due February    , 2018
Based on the Performance of a Basket Composed of the S&P 500® Index, the Dow Jones-UBS Commodity IndexSM and
the Barclays Capital U.S. Aggregate Bond Index

¡
commodity contracts, as applicable, underlying such discontinued or suspended index at the time of such discontinuance or suspension, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the index closing value or official settlement price, as applicable, last in effect prior to the discontinuance of such index.

¡
An investment linked to the prices of fixed-income securities, such as the notes, is subject to significant risks, including interest rate-related and credit-related risks.  Investing in the bond index differs significantly from investing directly in bonds to be held to maturity as the value of the bond index changes, at times significantly, during each trading day based upon the current market prices of their underlying bonds.  The market prices of these bonds are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuer of these bonds.  The bonds underlying the bond index are priced on a daily basis, predominantly by Barclays Capital market makers.

In general, fixed-income securities are significantly affected by changes in current market interest rates.  As interest rates rise, the price of fixed-income securities, including those underlying the bond index, is likely to decrease.  As a result, rising interest rates may cause the value of the bonds underlying the bond index and the bond index itself to decline, possibly significantly.

In addition, the prices of the underlying bonds are significantly influenced by the creditworthiness of the issuers of the bonds.  The bonds underlying the bond index may have their credit ratings downgraded, including a downgrade from investment grade to non-investment grade status, or have their credit spreads widen significantly.  Following a ratings downgrade or the widening of credit spreads, some or all of the underlying bonds may suffer significant and rapid price declines.  These events may affect only a few or a large number of the underlying bonds.

¡
Investing in the notes is not equivalent to investing in the basket indices.  Investing in the notes is not equivalent to investing directly in the basket indices or their component securities or commodities contracts.  For example, as an investor in the notes, you will not have voting rights or the right to receive dividends or other distributions with respect to the securities underlying the equity index.

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Multi-Asset Allocation Market Linked Notes due February    , 2018
Based on the Performance of a Basket Composed of the S&P 500® Index, the Dow Jones-UBS Commodity IndexSM and
the Barclays Capital U.S. Aggregate Bond Index

Information about the Basket Indices

The S&P 500® Index

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor's Financial Services LLC (“S&P”) consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

For additional information about the S&P 500® Index, see the information set forth under “Description of Notes

––The Equity Index” in the accompanying preliminary pricing supplement.

The Dow Jones-UBS Commodity IndexSM

The Dow Jones-UBS Commodity IndexSM is currently composed of futures contracts on nineteen physical commodities, is quoted in U.S. dollars, and reflects the return of underlying commodity futures price movements only. The Dow Jones-UBS Commodity IndexSM is calculated, maintained and published daily by Dow Jones & Company, Inc. and UBS Securities LLC.  The Dow Jones-UBS Commodity IndexSM reflects returns that are potentially available through an unleveraged investment in the components of that index.

“Dow Jones®,” “DJ,” “UBS,” “Dow Jones–UBS Commodity IndexSM,” “DJ-UBSSM” and “DJ-UBSCISM” are service marks of Dow Jones & Company, Inc. and UBS AG, as the case may be, and have been licensed for use for certain purposes by Morgan Stanley.

For additional information about the Dow Jones-UBS Commodity IndexSM, see the information set forth under “Description of Notes––The Commodity Index” in the accompanying preliminary pricing supplement.

The Barclays Capital U.S. Aggregate Bond Index

The Barclays Capital U.S. Aggregate Bond Index measures the performance of the U.S. investment grade bond market, which includes investment-grade U.S. Treasury bonds, government-related bonds, investment-grade corporate bonds, mortgage pass-through securities, commercial mortgage-backed securities and asset-backed securities that are publicly offered for sale in the United States. The securities in the Barclays Capital U.S. Aggregate Bond Index must have $250 million or more of outstanding face value and must have at least one year remaining to maturity.  In addition, the securities must be denominated in U.S. dollars and must be fixed-rate, non-convertible and taxable. Certain types of securities, such as state and local government series bonds, structured notes with embedded swaps or other special features, private placements, floating-rate securities and Eurobonds are excluded from the Barclays Capital U.S. Aggregate Bond Index. The Barclays Capital U.S. Aggregate Bond Index is market capitalization weighted and the securities in the Barclays Capital U.S. Aggregate Bond Index are updated on the last calendar day of each month.

“Barclays Capital Inc.” and “Barclays Capital U.S. Aggregate Bond Index” are trademarks of Barclays Bank PLC and have been licensed for use for certain purposes by Morgan Stanley.

For additional information about the Barclays Capital U.S. Aggregate Bond Index, see the information set forth under “Description of Notes––The Bond Index” in the accompanying preliminary pricing supplement.

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the Barclays Capital U.S. Aggregate Bond Index

Historical Information

The following tables present the published high and low closing values, as well as end-of-quarter closing values, for each of the basket indices for each quarter in the period from January 1, 2006 through January 28, 2011.  The related graphs set forth the daily closing values for each of the basket indices in the same period.  The closing values of each of the basket indices on January 28, 2011 were (i) in the case of the equity index, 1,276.34, (ii) in the case of the commodity index, 161.2900 and (iii) in the case of the bond index, 1,642.6899.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  The historical performance of the basket indices should not be taken as an indication of their future performance, and no assurance can be given that the basket performance will be positive so that you will receive at maturity an amount that is greater than the stated principal amount.

S&P 500® Index	High	Low	Period End
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter (through January 28, 2011)	1,299.54	1,257.64	1,276.34

S&P 500® Index – Daily Closing Values January 1, 2006 to January 28, 2011

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the Barclays Capital U.S. Aggregate Bond Index

Dow Jones-UBS Commodity IndexSM	High	Low	Period End
2006
First Quarter	174.2240	158.7800	165.1940
Second Quarter	187.6280	164.7230	173.2350
Third Quarter	179.9620	156.5870	159.9570
Fourth Quarter	175.2140	156.0750	166.5090
2007
First Quarter	173.5030	155.8800	171.9630
Second Quarter	176.4840	168.5220	169.6710
Third Quarter	179.7150	161.0620	178.2500
Fourth Quarter	185.5680	172.1230	184.9640
2008
First Quarter	219.0930	181.1570	201.5980
Second Quarter	234.1150	199.5660	233.0340
Third Quarter	237.9530	167.3910	167.7760
Fourth Quarter	167.4840	106.0920	117.2440
2009
First Quarter	123.4580	101.9990	109.7820
Second Quarter	131.1160	107.4940	122.5360
Third Quarter	132.9180	113.2370	127.6830
Fourth Quarter	140.0458	124.1740	139.1873
2010
First Quarter	145.0288	126.5582	132.1517
Second Quarter	136.7546	122.0239	125.7471
Third Quarter	140.2939	123.9774	140.2939
Fourth Quarter	162.3929	138.4738	162.3929
2011
First Quarter (through January 28, 2011)	162.6079	157.8586	161.2900

Dow Jones-UBS Commodity IndexSM – Daily Closing Values January 1, 2006 to January 28, 2011

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the Barclays Capital U.S. Aggregate Bond Index

Barclays Capital U.S. Aggregate Bond Index	High	Low	Period End
2006
First Quarter	1,245.8500	1,229.6100	1,230.0500
Second Quarter	1,236.7500	1,221.5000	1,229.1100
Third Quarter	1,279.4000	1,224.7600	1,275.9100
Fourth Quarter	1,302.4900	1,268.6500	1,291.7100
2007
First Quarter	1,317.0000	1,286.7300	1,311.1300
Second Quarter	1,319.3199	1,288.6600	1,304.3400
Third Quarter	1,348.1200	1,295.9700	1,341.4399
Fourth Quarter	1,382.9399	1,339.6300	1,381.7000
2008
First Quarter	1,415.9100	1,381.7000	1,411.6600
Second Quarter	1,416.3800	1,379.4700	1,397.2500
Third Quarter	1,430.2500	1,382.7900	1,390.4301
Fourth Quarter	1,458.0500	1,357.6100	1,454.1000
2009
First Quarter	1,464.0200	1,434.7200	1,455.7900
Second Quarter	1,482.1899	1,449.8199	1,481.7400
Third Quarter	1,537.8500	1,482.3000	1,537.2100
Fourth Quarter	1,564.8000	1,533.6700	1,540.3400
2010
First Quarter	1,575.6400	1,540.3400	1,567.7800
Second Quarter	1,622.4800	1,557.0200	1,622.4800
Third Quarter	1,664.7700	1,619.5500	1,662.6600
Fourth Quarter	1,677.1801	1,621.7000	1,641.1000
2011
First Quarter (through January 28, 2011)	1,645.5200	1,630.8199	1,642.6899

Barclays Capital U.S. Aggregate Bond Index – Daily Closing Values January 1, 2006 to January 28, 2011

February 2011	Page 18